Exhibit 4.2




                     CERTIFICATE OF MERGER

                               OF

                     DIAMOND SHAMROCK, INC.

                              INTO

                      ULTRAMAR CORPORATION

                    UNDER SECTION 251 OF THE

                    GENERAL CORPORATION LAW

                    OF THE STATE OF DELAWARE


               Pursuant to Section 251 of the General Corporation
     Law of the State of Delaware (the "GCL"), ULTRAMAR
     CORPORATION, a Delaware corporation ("ULTRAMAR"), hereby certifies the following information relating to the merger of DIAMOND SHAMROCK, INC., a Delaware corporation
     ("DIAMOND"), with and into ULTRAMAR (the "Merger"):

               FIRST: The names and states of incorporation of ULTRAMAR and DIAMOND, which are the constituent corporations in the Merger (the "Constituent Corporations"), are:

               Name                                    State

               ULTRAMAR CORPORATION                    Delaware

               DIAMOND SHAMROCK, INC.                  Delaware


               SECOND: The Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 22, 1996 between ULTRAMAR and DIAMOND, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the GCL.

               THIRD: The name of the corporation surviving the Merger is Ultramar Corporation which name shall be changed in the Merger to Ultramar Diamond Shamrock Corporation.

               FOURTH: The certificate of incorporation of ULTRAMAR shall be amended as follows (and as so amended shall be the certificate of incorporation of the corporation surviving the Merger until thereafter changed or amended as provided therein or by applicable law):

               a. by deleting article FIRST in its entirety and by inserting the following in its place:

               "FIRST: The name of the corporation is Ultramar
               Diamond Shamrock Corporation (hereinafter the
               "Corporation")."

               b. by deleting Section 1 of Article FOURTH in its entirety and by inserting the following in its place:

               "(1) The total number of shares which the Corporation shall have authority to issue is 275,000,000 shares, consisting of (a) 250,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and (b) 25,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock")."

               c. by adding a new Article ELEVENTH, immediately following Article TENTH, which reads in its entirety as follows:

               "ELEVENTH: With respect to any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting, unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot."

               FIFTH: An executed Merger Agreement is on file at 9830 Colonnade Boulevard, San Antonio, Texas 78230 which is the address of an office of the corporation surviving the Merger.

               SIXTH: A copy of the Merger Agreement will be furnished by the corporation surviving the Merger, on request and without cost, to any stockholder of either of the Constituent Corporations.

     IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 3rd day of December, 1996.

                               ULTRAMAR CORPORATION


                               By: /s/ PATRICK GUARINO

                               Name:  Patrick Guarino
                               Title: Senior Vice President,
                                      General Counsel and
                                      Secretary
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